Exhibit 16.1

MARTORELLA & GRASSO, LLP
CERTIFIED PUBLIC ACCOUNTANTS

99 TULIP AVENUE, SUITE 204
FLORAL PARK, NEW YORK 11001-1927
TELEPHONE (516) 354-6700
FAX (516) 354-6719
E-MAIL: cpa@mgcpaco.com

PATRICK MARTORELLA. CPA
MARK L GRASSO. CPA

August 11, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: Changing World Technologies, Inc.

Dear Sir or Madam:

We have read the statements regarding Martorella & Grasso, LLP, contained under the caption “Change in Accountants” in the Registration Statement on Form S-l of Changing World Technologies, Inc. to be filed with the Securities and Exchange Commission on or about August 12, 2008. We are in agreement with the statements about Martorella & Grasso, LLP in such Registration Statement.

Very truly yours,

MARTORELLA & GRASSO, LLP
CERTIFIED PUBLIC ACCOUNTANTS

Mark L. Grasso, CPA
MLG/gm12397

cc: Changing World Technologies, Inc.